Exhibit 10.31

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of the 17th day of October, 2001 by and between Pentair, Inc., a Minnesota corporation (hereinafter referred to as the “Company”), and Richard J. Cathcart (hereinafter referred to as the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive is employed by the Company and/or a subsidiary of the Company (hereinafter referred to collectively as the “Employer”) in a key executive capacity and the Executive’s services are valuable to the conduct of the business of the Company;

WHEREAS, the Company desires to continue to retain the services of the Executive, and the Executive desires to continue to be employed by the Company, on the terms and conditions set forth in this Agreement;

WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company and has acquired certain confidential information and data with respect to the Company; and

WHEREAS, the Company desires to insure, insofar as possible, that it will continue to have the benefit of the Executive’s services and to protect its confidential information and goodwill.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1.     Definitions.

(a)                   Accrued Benefits.  The Executive’s “Accrued Benefits” shall include the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Employer for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) any bonus or incentive compensation that has been allocated or awarded to the Executive for a fiscal year or other measuring period under the plan that ends prior to the Termination Date but has not yet been paid; and (v) all other payments and benefits to which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse or other beneficiary) may be entitled on the Termination Date as compensatory fringe benefits or under the terms of any benefit plan of the Employer, excluding severance payments under any Employer severance policy, practice or agreement in effect on the Termination Date.  Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to clauses (i) and (ii) or, with respect to clauses (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits.

(b)                   Annual Cash Compensation.  The term “Annual Cash Compensation” shall mean the sum of twelve times the Executive’s highest monthly base salary for the twelve-month period immediately preceding the month in which the Notice of Termination is given (such salary amount is hereafter referred to as the “Annual Base Salary”).

(c)                   Business Segment.  The term “Business Segment” shall mean Company’s Water Technologies Group, or any other segment(s) of the Company’s business operations for which Executive is responsible for the applicable period.

(d)                   Cause.  “Cause” for termination by the Employer of the Executive’s employment shall be limited to (i) the engaging by the Executive in intentional conduct that the Company establishes has caused demonstrable and serious financial injury to the Employer; (ii) conviction of a felony; or (iii) continuing willful and unreasonable refusal by the Executive to perform the Executive’s duties or responsibilities (unless significantly changed without the Executive’s consent).

(e)                   Covered Termination.  The term “Covered Termination” means any termination of the Executive’s employment during the Employment Period where the Termination Date or the date Notice of Termination is delivered is any date prior to the end of the Employment Period.

(f)                    Employment Period.  The term “Employment Period” means a period commencing on the date hereof and ending at 11:59 p.m. Central Time on the Executive’s Normal Retirement Date.

(g)                   Normal Retirement Date.  The term “Normal Retirement Date” means “Normal Retirement Date” as defined in the primary qualified defined benefit pension plan applicable to the Executive, or any successor plan, as in effect on the date hereof.

(h)                   Person.  The term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

(i)                    Termination Date.  Except as otherwise provided in Section 7(b), the term “Termination Date” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of death; (ii) if the Executive’s employment is terminated by reason of voluntary early retirement, as agreed in writing by the Employer and the Executive, the date of such early retirement which is set forth in such written agreement; (iii) if the Executive’s employment is terminated for purposes of this Agreement by reason of disability pursuant to Section 9, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Executive’s employment is terminated by the Executive voluntarily, the date the Notice of Termination is given; and (v) if the Executive’s employment is terminated by the Employer (other than by reason of disability pursuant to Section 9), the date the Notice of Termination is given.

2.     Employment Period; Termination.  The Employer will continue to employ the Executive during the Employment Period, and the Executive will remain in the employ of the Employer, in accordance with and subject to the terms and conditions of this Agreement.  The Employer and the Executive shall each retain the right to terminate the employment of the Executive at any time during the Employment Period.

3.     Duties.  During the Employment Period, the Executive shall, in the same capacities and positions held by the Executive as of the date hereof or in such other capacities as may be agreed to by the Employer and the Executive, devote the Executive’s best efforts and all of the Executive’s business time, attention and skill to the business and affairs of the Employer, as such business and affairs now exist and as they may hereafter be conducted.

4.     Termination For Cause or Voluntarily Termination.  If there is a Covered Termination for Cause or due to the Executive’s voluntarily terminating his employment (any such terminations to be subject to the procedures set forth in Section 10), then the Executive shall be entitled to receive only Accrued Benefits.

5.     Termination Giving Rise to a Termination Payment.  If there is a Covered Termination by the Company other than by reason of (i) death, (ii) disability pursuant to Section 9, or (iii) Cause (any such terminations to be subject to the procedures set forth in Section 10), then the Executive shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and additional severance pay and in consideration of the covenant of the Executive set forth in Section 11(a), the Termination Payment pursuant to Section 6(a).

6.     Payments Upon Termination.

(a)                   Termination Payment.  Subject to the provisions of Section 6(d) below, the “Termination Payment” shall be an amount equal to the Annual Cash Compensation times (i) three (3) if the Executive has not attained the age of 61, (ii) two (2) if the Executive has attained the age of 61 but has not attained the age of 62 and (iii) one (1) if the Executive has attained the age of 62 but has not attained the age of 63; provided, however, that the Executive shall have no right to a Termination Payment if the Executive has attained the age of 63.  The Termination Payment shall be paid to the Executive in cash thirty (30) business days after the Termination Date.  Such lump sum payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason.  The Termination Payment shall be in lieu of, and acceptance by the Executive of the Termination Payment shall constitute the Executive’s release of any rights of the Executive to, any other cash severance payments under any Company severance policy, practice or agreement.

(b)                   Additional Benefits.  If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Company shall provide to the Executive the following additional benefits:

(i)                            The Executive shall receive, at the expense of the Company, outplacement services, on an individualized basis at a level of service commensurate with the Executive’s status with the Company immediately prior to the date the Notice of Termination is given, provided by a nationally recognized executive placement firm selected by the Company; provided that the cost to the Company of such services shall not exceed 10% of the Executive’s Annual Base Salary.

(ii)                           Until the earlier of the end of the Employment Period or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, the Executive shall continue to be covered, at the Employer’s employee rate if during the period the Employer is required to provide medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the Employer’s retiree medical rate thereafter, by the same or equivalent medical coverage as was provided under the medical plan in which the Executive was participating at any time during the 180-day period immediately prior to the date the Notice of Termination is given.

(iii)          The Company shall cause the Executive to be fully and immediately vested in his accrued benefit under the Pentair, Inc. 1999 Supplemental Executive Retirement Plan (“SERP”) and the Pentair, Inc. Restoration Plan (“Restoration Plan”) or any successor plans thereto (the “Plans”) (to the extent the Executive participates in the Plans) and in any defined contribution retirement plan of the Employer.  In addition, the additional benefit described in Appendix A to the SERP provided for the Executive shall be fully vested and the amount of such additional benefit shall be no less than if the Executive had continued in qualified employment through the end of the calendar year in which he would attain age sixty-two.

(c)           Vesting and Payment of Certain Benefits.  If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then

(i)            the Company shall cause all restrictions on restricted stock awards made to the Executive immediately prior to the date the Notice of Termination is given to lapse such that the Executive is fully and immediately vested in the Executive’s restricted stock upon the Termination Date;

(ii)           the Company shall cause all stock options granted to the Executive immediately prior to the date the Notice of Termination is given pursuant to the Company’s stock option plan(s) to be fully and immediately vested upon the Termination Date and the exercise date thereof shall be extended for a period of the lesser of (x) three (3) years from the Termination Date or (y) their scheduled expiration date;

(iii)          the Company shall cause all incentive compensation units and performance awards granted to the Executive pursuant to any long-term incentive plan maintained by the Company to be paid to the Executive within ten (10) business days after the Termination Date (A) at one-third (1/3) of target, if the award cycle has been in effect less than twelve (12) months, (B) at two thirds (2/3) of the then current value pursuant to such plan, if the award cycle has been in effect twelve (12) or more months but less than twenty-four (24) months, and (C) at the then current value pursuant to such plan, if the award cycle has been in effect twenty-four (24) or more months, in each case as if all performance or incentive requirements and periods had been satisfied; and

the Company shall pay to the Executive within thirty (30) business days after the Termination Date an amount under the Company’s annual incentive plan consistent with the Company’s then current policy for senior executives.

(d)           Business Performance Factor.  If there is a Covered Termination and the Executive is entitled to the Termination Payment, the amount of the Termination Payment provided for in Section 6(a) above shall be adjusted  as follows:

(i)            If the average performance factor for the Business Segment for the three fiscal years preceding the year in which Termination occurs equals or exceeds 1.0, no adjustment shall be made;

(ii)           If the average performance factor for the Business Segment for the three fiscal years preceding the year in which Termination occurs is less than 1.0 but at least equal to 0.8, the Termination Payment shall be reduced by 50%;

(iii)          If the average performance factor for the Business Segment for the three fiscal years preceding the year in which Termination occurs is less than 0.8, the Termination Payment shall be reduced by 75%; provided, however, that the minimum Termination Payment for Executive under Section 6(a) shall not be less than Annual Cash Compensation times one (1), so long as Executive shall not have attained age 61 at the time of delivery of any Notice of Termination.

For the purposes of this Section 6(d), the performance factor for the Business Segment shall be determined in accordance with the terms and provisions of the Company’s Management Incentive Plan, as it may be amended or modified from time to time by the Company, or any successor cash incentive compensation plan adopted by the Company.

7.     Death.

(a)                   Except as provided in Section 7(b), in the event of a Covered Termination due to the Executive’s death, the Executive’s estate, heirs and beneficiaries shall receive all the Executive’s Accrued Benefits through the Termination Date.

(b)                   In the event the Executive dies after a Notice of Termination is given by the Company, the Executive’s estate, heirs and beneficiaries shall be entitled to the benefits described in Section 7(a) and, subject to the provisions of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived.  For purposes of this Section 7(b), the Termination Date shall be the earlier of thirty days following the giving of the Notice of Termination, subject to extension pursuant to Section 1(h), or one day prior to the end of the Employment Period.

8.     Retirement.  If, during the Employment Period, the Executive and the Employer shall execute an agreement providing for the early retirement of the Executive from the Employer, or the Executive shall otherwise give notice that he is voluntarily choosing to retire early from the Employer, the Executive shall receive Accrued Benefits through the Termination Date.

9.     Termination for Disability.  If, during the Employment Period, as a result of the Executive’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for a period of six consecutive months and, within thirty days after the Company notifies the Executive in writing that it intends to terminate the Executive’s employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive’s duties hereunder on a full-time basis, the Company may terminate the Executive’s employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 10.  If the Executive’s employment is terminated on account of the Executive’s disability in accordance with this Section, the Executive shall receive Accrued Benefits through the Termination Date and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.

10.   Termination Notice and Procedure.  Any Covered Termination by the Company or the Executive shall be communicated by a written notice of termination (“Notice of Termination”) to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 18:

(a)                   If such termination is for disability or Cause, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

(b)                   Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office.

(c)                   If the Notice is given by the Company, then the Executive may cease performing his duties hereunder on the date of receipt of the Notice of Termination, subject to the Executive’s rights hereunder.

(d)                   The Executive shall have thirty days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive’s employment for Cause under this Agreement pursuant to Section 1(c)(iii).

(e)                   The recipient of any Notice of Termination shall personally deliver or mail in accordance with Section 18 written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen days after receipt thereof; provided, however, that if the Executive’s conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be thirty days.  After the expiration of such period, the contents of the Notice of Termination shall become final and not subject to dispute.

11.   Further Obligations of the Executive.

(a)                   Competition.  The Executive agrees that, in the event of any Covered Termination where the Executive is entitled to Accrued Benefits and the Termination Payment, the Executive shall not, for a period expiring one year after the Termination Date, without the prior written approval of the Company’s Board of Directors, (i) solicit for employment an employee of the Company or its subsidiaries or (ii) participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with the Company or its subsidiaries, where such enterprise’s revenues from any competitive activities amount to 10% or more of such enterprise’s net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Section 12(a) shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor.

(b)                   Confidentiality.  During and following the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company (including that of the Employer), except to the extent authorized in writing by the Board of Directors of the Company or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company.  Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company.  All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

12.   Successors.

(a)                   If the Company sells, assigns or transfers all or substantially all of its business and assets or the business and assets of its Water Technologies Group to any Person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any Person (any such event, a “Sale of Business”), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Company shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company.  In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, “Company” shall thereafter mean such Person which executes and delivers the assumption agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person.  The Executive shall, in his discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company and the Company (as so defined) in any action to enforce any rights of the Executive hereunder.  Except as provided in this Section 12(a), this Agreement shall not be assignable by the Company.  This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

(b)                   This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries.  All amounts payable to the Executive under Sections 4, 5, 6, 7, 8 and 9 if the Executive had lived shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Employer, as such terms are in effect immediately prior to the date the Notice of Termination is given, that expressly govern benefits under such plan in the event of the Executive’s death.

13.   Severability.  The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

14.   Contents of Agreement; Amendment.  This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, except for the Key Executive Employment and Severance Agreement (the “KEESA”) between the Executive and the Company.  Anything in this Agreement to the contrary notwithstanding, in the event of a Change in Control of the Company (as defined in the KEESA) at a time that the KEESA is in effect, then the rights and obligations of the Company and the Executive in respect of the Executive’s employment shall be determined in accordance with the KEESA rather than under this Agreement.  Nothing contained in this Agreement shall be deemed to supersede any of the obligations, agreements, provisions or covenants of the Company or the Executive contained in the KEESA.  This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

15.   Withholding.  The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law.

16.   Certain Rules of Construction.  No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise.  No draft of this Agreement shall be taken into account in construing this Agreement.  Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

17.   Governing Law; Resolution of Disputes.  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Minnesota.  Any dispute arising out of this Agreement shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation.  Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Minneapolis, Minnesota or, at the Executive’s election, if the Executive is not then residing or working in the Minneapolis, Minnesota metropolitan area, in the judicial district encompassing the city in which the Executive resides; provided, that, if the Executive is not then residing in the United States, the venue shall be Minneapolis, Minnesota.  The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

18.   Notice.  Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Section 10(d), shall be deemed given when actually received by the Executive or actually received by the Company’s Secretary or any officer of the Company other than the Executive.  If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Pentair, Inc., Attention: Secretary (or President, if the Executive is then Secretary), 1500 County Road B2 West, Suite 400, Saint Paul, Minnesota, 55113, or if to the Executive, at the address set forth below the Executive’s signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

19.   No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

20.   Headings.  The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PENTAIR, INC.

By:
Its:

Attest:
Its:

EXECUTIVE:

(SEAL)

Address: